Exhibit 99.1

PRESS RELEASE

Investor Relations:

Alex Spong

303-222-2552

Chipotle Mexican Grill, Inc. Announces Fourth Quarter and Full Year 2011 Results

Denver, Colorado – (Business Wire) – February 1, 2012 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its fourth quarter and full year ended December 31, 2011.

Highlights for the fourth quarter of 2011 as compared to the fourth quarter of 2010 include:

•	Revenue increased 23.7% to $596.7 million

•	Comparable restaurant sales increased 11.1%

•	Restaurant level operating margin was 26.1%, an increase of 20 basis points

•	Food costs were 32.2% of sales, an increase of 120 basis points driven by higher commodity costs

•	Net income was $57.5 million, an increase of 23.7%

•	Diluted earnings per share was $1.81, an increase of 23.1%

Highlights for the twelve months ended December 31, 2011 as compared to the prior year include:

•	Revenue increased 23.6% to $2.27 billion

•	Comparable restaurant sales increased 11.2%

•	Restaurant level operating margin was 26.0%, a decrease of 70 basis points

•	Food costs were 32.5% of sales, an increase of 190 basis points driven by higher commodity costs

•	Net income was $214.9 million, an increase of 20.1%

•	Diluted earnings per share was $6.76, an increase of 19.9%

“During 2011, we remained focused on our mission to change the way the world thinks about and eats fast food, while continuing to strengthen our people culture and our unit economic model. Our success is rooted in serving great tasting food and it has been since day one. Our sourcing of food made from the finest ingredients, which is raised with respect for the animals, the environment, and the farmers is at the heart of that effort,” said Steve Ells, Founder, Chairman and Co-CEO of Chipotle.

Results for the fourth quarter 2011

Revenue for the quarter was $596.7 million, up 23.7% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and an 11.1% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic in the quarter as well as the impact of menu price increases implemented between March and August.

During the quarter we opened 67 new restaurants, bringing the total restaurant count to 1,230.

Restaurant level operating margin was 26.1% in the quarter, an increase of 20 basis points from the prior year period. The increase was primarily driven by the impact of comparable restaurant sales growth which was partially offset by higher food costs.

G&A costs were 6.4% of revenue, up 40 basis points from the prior year period. The increase as a percent of revenue was primarily driven by an increase in non-cash stock-based compensation expense.

Net income for the fourth quarter of 2011 was $57.5 million, or $1.81 per diluted share, compared to $46.4 million, or $1.47 per diluted share, in the fourth quarter of 2010.

Results for the full year ended December 31, 2011

Revenue for the full year of 2011 was $2.27 billion, up 23.6% from the prior year. The growth in revenue was the result of new restaurants not in the comparable base and an 11.2% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic, and to a lesser extent, by menu price increases.

For the full year, Chipotle opened 150 new restaurants including one ShopHouse, and one Chipotle in London, bringing the total restaurant count to 1,230.

Restaurant level operating margin was 26.0% for the full year of 2011, a decrease of 70 basis points from the prior year. The decrease was primarily driven by higher food costs, partially offset by the impact of leverage from higher restaurant sales.

G&A costs for the full year of 2011 were 6.6% of revenue, up 10 basis points from the prior year period primarily due to higher non-cash stock based compensation expense which was partially offset by greater sales leverage.

Net income for the full year of 2011 was $214.9 million, or $6.76 per diluted share, compared to $179.0 million, or $5.64 per diluted share, for 2010.

Our Board of Directors has approved the expenditure of up to an additional $100 million to repurchase shares of our common stock exclusive of commissions. This repurchase agreement may be modified, suspended, or discontinued at any time.

“Our accomplishments this year were truly amazing. Empowered cultures create excellent teams. These excellent teams are exciting, productive and powerful. They attract great employees and develop them to be at their very best, and they become the future leaders within our organization,” commented Co-CEO Monty Moran.

Outlook

For 2012, management expects the following:

•	155-165 new restaurant openings

•	Mid-single digit comparable restaurant sales growth

•	Food inflation of mid-single digits from the fourth quarter food cost level

•	An effective tax rate of approximately 39.3%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13 th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the fourth quarter and full year 2011 financial results today at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing 1-888-466-4414 or for international callers by dialing 1-719-325-2135. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 7146034. The replay will be available until February 8, 2012. The call will be webcast live from the Company’s website at chipotle.com under the investor relations section. An archived webcast will be available one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food from using ingredients that are not only fresh, but that where possible are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. A similarly focused people culture, with an emphasis on identifying and empowering top performing employees, enables us to develop future leaders from within. Chipotle opened its first restaurant in 1993 and currently operates over 1,200 restaurants. For more information, visit chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales increases, food inflation, and effective tax rate in 2012, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages; changes in consumer preferences, general economic conditions or consumer discretionary spending; the effect of competition in the restaurant industry; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; the impact of increasing general and administrative expenses due to higher non-cash stock-based compensation expense and other increased expenses; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; security risks associated with the acceptance of electronic payment cards; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our Web site at chipotle.com.

Chipotle Mexican Grill, Inc. Consolidated Statement of Income (unaudited) (in thousands, except per share data)
	Three months ended December 31,
	2011		2010
Revenue	$596,749	100.0%	$482,521	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	191,898	32.2	149,589	31.0
Labor	142,080	23.8	119,532	24.8
Occupancy	38,647	6.5	33,977	7.0
Other operating costs	68,435	11.5	54,281	11.2
General and administrative expenses	37,988	6.4	28,733	6.0
Depreciation and amortization	19,198	3.2	17,815	3.7
Pre-opening costs	3,145	0.5	2,598	0.5
Loss on disposal of assets	1,490	0.2	2,004	0.4

Total operating expenses	502,881	84.3	408,529	84.7

Income from operations	93,868	15.7	73,992	15.3
Interest and other income	571	0.1	402	0.1
Interest and other expense	(157)	0.0	(91)	0.0

Income before income taxes	94,282	15.8	74,303	15.4
Provision for income taxes	(36,809)	(6.2)	(27,858)	(5.8)

Net income	$57,473	9.6%	$46,445	9.6%

Earnings per share:
Basic	$1.84		$1.50

Diluted	$1.81		$1.47

Weighted average common shares outstanding:
Basic	31,281		31,054

Diluted	31,784		31,702

Chipotle Mexican Grill, Inc. Consolidated Statement of Income (in thousands, except per share data)

	Year ended December 31,
	2011		2010
Revenue	$2,269,548	100.0%	$1,835,922	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	738,720	32.5	561,107	30.6
Labor	543,119	23.9	453,573	24.7
Occupancy	147,274	6.5	128,933	7.0
Other operating costs	251,208	11.1	202,904	11.1
General and administrative expenses	149,426	6.6	118,590	6.5
Depreciation and amortization	74,938	3.3	68,921	3.8
Pre-opening costs	8,495	0.4	7,767	0.4
Loss on disposal of assets	5,806	0.3	6,296	0.3

Total operating expenses	1,918,986	84.6	1,548,091	84.3

Income from operations	350,562	15.4	287,831	15.7
Interest and other income	2,088	0.1	1,499	0.1
Interest and other expense	(2,945)	(0.1)	(269)	0.0

Income before income taxes	349,705	15.4	289,061	15.7
Provision for income taxes	(134,760)	(5.9)	(110,080)	(6.0)

Net income	$214,945	9.5%	$178,981	9.7%

Earnings per share:
Basic	$6.89		$5.73

Diluted	$6.76		$5.64

Weighted average common shares outstanding:
Basic	31,217		31,234

Diluted	31,775		31,735

Chipotle Mexican Grill, Inc.

Consolidated Balance Sheet

(in thousands, except per share data)

	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$401,243	$224,838
Accounts receivable, net of allowance for doubtful accounts of $208 and $102 as of December 31, 2011 and 2010, respectively	8,389	5,658
Inventory	8,913	7,098
Current deferred tax asset	6,238	4,317
Prepaid expenses and other current assets	21,404	16,016
Income tax receivable	—	23,528
Investments	55,005	124,766

Total current assets	501,192	406,221
Leasehold improvements, property and equipment, net	751,951	676,881
Long term investments	128,241	—
Other assets	21,985	16,564
Goodwill	21,939	21,939

Total assets	$1,425,308	$1,121,605

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$46,382	$33,705
Accrued payroll and benefits	60,241	50,336
Accrued liabilities	46,456	38,892
Current portion of deemed landlord financing	133	121
Income tax payable	4,241	—

Total current liabilities	157,453	123,054
Deferred rent	143,284	123,667
Deemed landlord financing	3,529	3,661
Deferred income tax liability	64,381	50,525
Other liabilities	12,435	9,825

Total liabilities	381,082	310,732

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of December 31, 2011 and 2010	—	—
Common stock, $0.01 par value, 230,000 shares authorized, 34,357 and 33,959 shares issued as of December 31, 2011 and 2010, respectively	344	340
Additional paid-in capital	676,652	594,331
Treasury stock, at cost, 3,105 and 2,885 common shares at December 31, 2011 and 2010, respectively	(304,426)	(240,918)
Accumulated other comprehensive income	197	606
Retained earnings	671,459	456,514

Total shareholders’ equity	1,044,226	810,873

Total liabilities and shareholders’ equity	$1,425,308	$1,121,605

Chipotle Mexican Grill, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	Year ended December 31,
	2011	2010
Operating activities
Net income	$214,945	$178,981
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,938	68,921
Deferred income tax provision	11,319	10,064
Increase in valuation allowance	616	415
Loss on disposal of assets	5,806	6,296
Bad debt allowance	239	(151)
Stock-based compensation expense	41,382	21,381
Excess tax benefit on stock-based compensation	(38,786)	(14,526)
Other	2,501	—
Changes in operating assets and liabilities:
Accounts receivable	(2,970)	(743)
Inventory	(1,816)	(1,481)
Prepaid expenses and other current assets	(5,399)	(1,632)
Other assets	(7,350)	(8,956)
Accounts payable	9,432	6,989
Accrued liabilities	17,451	16,607
Income tax payable/receivable	66,555	(13,209)
Deferred rent	19,624	17,261
Other long-term liabilities	2,609	2,974

Net cash provided by operating activities	411,096	289,191

Investing activities
Purchases of leasehold improvements, property and equipment	(151,147)	(113,215)
Acquisition of interests in equity method investment	(586)	(1,900)
Purchase of investments	(183,251)	(125,000)
Maturities of investments	124,766	50,234

Net cash used in investing activities	(210,218)	(189,881)

Financing activities
Acquisition of treasury stock	(63,508)	(126,602)
Proceeds from option exercises	574	17,650
Excess tax benefit on stock-based compensation	38,786	14,526
Payments on deemed landlord financing	(120)	(96)

Net cash used in financing activities	(24,268)	(94,522)

Effect of exchange rate changes on cash and cash equivalents	(205)	484
Net change in cash and cash equivalents	176,405	5,272
Cash and cash equivalents at beginning of year	224,838	219,566

Cash and cash equivalents at end of year	$401,243	224,838

Supplemental disclosures of cash flow information
Income Taxes Paid	$56,270	$112,150

Increase in purchases of leasehold improvements, property, and equipment accrued in accounts payable	$(3,249)	$(1,480)

Chipotle Mexican Grill, Inc. Supplemental Financial and Other Data (dollars in thousands)
	For the three months ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2011	2011	2011	2011	2010
Number of restaurants opened	67	32	39	12	62
Restaurant relocations or closures	—	—	(3)	(1)	(1)
Number of restaurants at end of period	1,230	1,163	1,131	1,095	1,084
Average restaurant sales	$2,013	$1,973	$1,927	$1,885	$1,840
Comparable restaurant sales increases	11.1%	11.3%	10.0%	12.4%	12.6%